Exhibit 99.1

NEWS RELEASE for June 1, 2011 at 8:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES NUMBER OF SHARES OF W.E.T. AUTOMOTIVE SYSTEMS TENDERED DURING ADDITIONAL ACCEPTANCE PERIOD

NORTHVILLE, Mich. and ODELZHAUSEN, Germany (June 1, 2011) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced that the additional acceptance period with respect to its previously-announced tender offer for all of the outstanding shares of W.E.T. Automotive Systems AG, a German company, ended on May 26, 2011, and that 2,903 additional shares were tendered during such period. Combined with the shares tendered during the initial acceptance period, a total of 2,319,078 shares, representing 76.29 percent of the outstanding voting stock of W.E.T., have been tendered for sale to Amerigon. The shares tendered during the initial acceptance period were acquired by Amerigon on May 16, 2011. Amerigon expects to close on the acquisition of the shares tendered during the additional acceptance period within a week.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

About W.E.T.

W.E.T. is a global leader in the automotive industry, with a particular focus on thermal seat comfort. Established in 1968 and headquartered in Odelzhausen, near Munich, Germany, the company operates facilities in Europe, North America and Asia. For more information, please visit W.E.T.’s website at www.wet-group.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2011, and its Form 10-K for the year ended December 31, 2010.